Exhibit 99.1

December 12, 2013

Alpha Natural Resources Announces Pricing of Convertible Senior Notes

BRISTOL, Va., Dec. 12, 2013 /PRNewswire/ — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”), a leading U.S. coal supplier, today announced the pricing of its underwritten public offering of $300 million aggregate principal amount of 4.875% convertible senior notes due 2020. In addition, in connection with this offering, Alpha has granted the underwriters an over-allotment option to purchase up to an aggregate principal amount of $45 million of additional notes on the same terms and conditions. The offering is expected to close on December 18, 2013, subject to customary closing conditions.

The notes will be guaranteed on a senior unsecured basis by each of Alpha’s current and future wholly-owned domestic subsidiaries that guarantee Alpha’s obligations under Alpha’s 9.75% senior notes due 2018. The notes will pay interest semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014, at a rate of 4.875% per year and will mature on December 15, 2020.

The notes will be convertible by the holders beginning on October 15, 2020, or earlier upon the occurrence of certain events. The notes will be convertible at an initial conversion rate of 107.0893 shares of Alpha’s common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $9.34 per share. The initial conversion price represents a premium of approximately 45.0% to the $6.44 per share closing price of Alpha’s common stock on the New York Stock Exchange on December 12, 2013. The conversion rate will be subject to adjustment upon certain events. Upon conversion, the notes may be settled, at Alpha’s election, in cash, shares of Alpha’s common stock, or a combination thereof.

Alpha estimates the net proceeds from the issuance and the sale of the notes, after deducting underwriting discounts but before estimated offering expenses, will be approximately $292 million, or $336 million if the over-allotment option is exercised in full. Alpha intends to use a portion of the net proceeds to fund purchases of approximately $34 million of Alpha’s 2.375% convertible notes due 2015 and $181 million of the 3.25% convertible notes due 2015 issued by Alpha Appalachia Holdings, Inc., formerly known as Massey Energy Company, a wholly owned subsidiary of Alpha. Any net proceeds from this offering remaining, including if the purchases are not consummated, are intended to be used for general corporate purposes.

Barclays, BofA Merrill Lynch, Goldman Sachs & Co. and Deutsche Bank Securities are acting as joint book-running managers in connection with this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Alpha’s notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of Alpha’s notes will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable preliminary prospectus supplement and other related documents. Copies of these documents can be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, (888) 603-5847.

About Alpha Natural Resources

With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.